UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 1. 2010

BIOSCRIP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	0-28740 (Commission File Number)	05-0489664 (I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York (Address of principal executive offices)	10523 (Zip Code)
Registrant’s telephone number, including area code: (914) 460-1600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On November 2, 2010, BioScrip, Inc. (the “Company”) issued a press release reporting its financial results for the three and nine months ended September 30, 2010. A copy of that press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
The press release includes certain non-GAAP financial measures as described therein. As required by Regulation G, reconciliation between any non-GAAP financial measures presented and the most directly comparable GAAP financial measures is also provided.
As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 2.02 and in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission, except as shall be expressly provided by specific reference in such filing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          (b) and (e) On November 2, 2010, the Company announced that Richard (“Rick”) M. Smith, the Company’s current President and Chief Operating Officer will succeed Richard H. Freidman as the Company’s Chief Executive Officer, effective January 1, 2010. In connection with the appointment of Mr. Smith as Chief Executive Officer, the Company has entered into entered into a Separation Agreement with Richard H. Friedman, the Company’s current Chief Executive Officer, dated as of November 1, 2010 (the “Separation Agreement”), pursuant to which Mr. Friedman’s position as Chief Executive Officer will terminate effective December 31, 2010. Mr. Friedman will continue as a member of the Company’s Board of Directors and will continue to serve as its non-executive Chairman of the Board of Directors. Pursuant to the Separation Agreement, the Company has agreed to provide Mr. Friedman with the following compensation and benefits:
•	the same cash severance of $1,700,000 that would have been payable under the employment agreement by and between the Company and Mr. Friedman dated May 30, 2008 if there was no extension of Mr. Freidman’s initial term under the employment agreement (which initial term would have ended May 31, 2011);

•	payment on July 5, 2011 of Mr. Friedman’s salary that would have been paid by the Company for the period starting from January 1, 2011 and ending on June 30, 2011 in accordance with the Company’s standard payroll schedule for salaried employees as a result of his separation from service as contemplated by Section 409A of the Internal Revenue Code, as amended;

•	all of Mr. Friedman’s outstanding options to purchase common stock of the Company will vest and become fully exercisable on December 31, 2010 and the deadline to exercise these options will be extended to the earlier of (x) May 31, 2012 and (y) the last day on which he would have had the right to exercise the option if there had been no termination of his employment;

•	all of Mr. Friedman’s rights to his outstanding restricted stock grants will vest to the extent that the related performance requirements for vesting are established to have been satisfied for the year ended December 31, 2010 through the Company’s independent audit process, but on no less favorable a basis than the basis then or thereafter applied to an other holder of a grant approved by the Company’s compensation committee and evidenced by any Stock Grant Certificates dated April 29, 2008 during the term of those certificates (which expire by their respective terms on December 31, 2013); and

•	reimbursement of Consolidated Omnibus Budget Reconciliation Act (COBRA) or equivalent premiums until December 31, 2012 and COBRA coverage (at Mr. Friedman’s cost) from December 31, 2012 to June 30, 2014.
          This description of the Separation Agreement is qualified in its entirety by the Separation Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.
          (c) Prior to the effective date of Mr. Smith’s appointment as Chief Executive Officer, the Company expects to modify Mr. Smith’s compensation, as reflected in the employment letter agreement dated November 13, 2008 by and between the Company and Mr. Smith, and will file an amendment to this Current Report on Form 8-K to disclose any such modification.
          Mr. Smith, age 51, joined the Company as its President and Chief Operating Officer in January 2009 and was appointed a director of the Company in September 2009. Prior to joining the Company, from June 2006 to November 2008 Mr. Smith was Chief Executive Officer and a director of Byram Healthcare Centers, Inc., a provider of medical supplies and pharmacy items to long term chronic patients. From May 2003 to May 2006 Mr. Smith was the President and Chief Operating Officer of Option Care, Inc., a home infusion and specialty pharmaceutical company.
          The press release issued by the Company announcing Mr. Smith’s appointment as Chief Executive Officer and the termination of Mr. Friedman’s employment is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement dated as of November 1, 2010, by and between the Company and Richard H. Friedman.

99.1	Press Release dated November 2, 2010.

99.2	Press Release dated November 2, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.
Date: November 2, 2010	By:	/s/ Barry A. Posner
Barry A. Posner
Executive Vice President, Secretary and General Counsel

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